Exhibit 99.2


[GRAPHIC OMITTED]


                                        RE: LEXINGTON CORPORATE PROPERTIES TRUST
                                                                  ONE PENN PLAZA
                                                                      SUITE 4015
                                                              NEW YORK, NY 10119
FOR FURTHER INFORMATION:

AT THE COMPANY:                      AT FINANCIAL RELATIONS BOARD:
Patrick Carroll                      Diane Hettwer               Tim Grace
Chief Financial Officer              Analyst Inquiries           Media Inquiries
(212) 692-7200                       (312) 640-6760              (312) 640-6667

FOR IMMEDIATE RELEASE
TUESDAY, NOVEMBER 2, 2004

                CORRECTION - LEXINGTON CORPORATE PROPERTIES TRUST


New York, NY - November 2, 2004 - In the news release, Lexington Corporate Properties Trust (NYSE:LXP) Provides Details On Lease With VarTec, issued earlier today by Lexington Corporate Properties Trust, over PR Newswire, we are advised by Lexington that the last sentence in the third paragraph should read as follows "In addition, the Property had a net book value of $28.9 million and Lexington had a deferred rent receivable, deferred loan costs and deferred lease costs of $1.6 million, $0.2 million and $1.3 million, respectively," rather than "In addition, the Property had a net book value of $28.9 million and Lexington had deferred loan costs and deferred lease costs of $0.2 million and $1.3 million, respectively," as originally issued inadvertently.



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